Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the foregoing Annual Report on Form 10-KSB to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated June 13, 2008 related to the audit of the financial statements of IPtimize, Inc. as of and for the years ended December 31, 2007 and 2006.

Denver, Colorado	/s/ Stark Winter Schenkein & CO., LLP
June 27, 2008